Exhibit 99.1

Net1 exercises option to acquire further 35% of Bank Frick

JOHANNESBURG, October 8, 2019 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS, JSE: NT1) ("Net1" or the "Company") today announced that it has exercised its option to acquire an additional 35% interest in Bank Frick & Co. AG ("Bank Frick"), a fully licensed bank based in Balzers, Liechtenstein for approximately USD 46.4 million, subject to certain purchase price adjustments. The transaction is subject to approval from the Liechtenstein Financial Market Authority and is expected to close in March 2020. Following the successful completion of the additional investment, the Company will own 70% of Bank Frick with the Kuno Frick Family Foundation owning the remaining 30% interest.

Net1 has been a minority investor in Bank Frick for the past two years, and has found the breadth of the bank's established banking services, as well as the reputation the bank has established to be impressive. Going forward, as a vertically integrated banking and payments platform combining Bank Frick's assets and Net1's technologies, Net1 expects to further expand its fintech, payments and blockchain services, in addition to the bank's existing products and services. Bank Frick holds an issuing license from Visa and acquiring licenses from both Visa and MasterCard.

Bank Frick has also established itself as the leading crypto and blockchain-friendly bank in Europe, under the most comprehensive and supportive regulatory framework in the region. It has also invested in and defined a number of related products and custodial arrangements, as well as pioneered corporate finance advice to the world's leading virtual financial assets exchanges and virtual currency operators.

"Bank Frick provides the cornerstone of our European strategy to deliver all-encompassing financial technology and banking services to SMEs in the region," said Herman Kotzé, CEO of Net1.  "The bank's strong CHF 90 million Tier 1 capital, Visa and MasterCard memberships, pan-European universal banking license and recognized leadership in banking services, especially to the virtual financial assets / crypto industry will meaningfully increase the breadth, scale and speed of complementary offerings of both Net1 and Bank Frick's fintech businesses. We are grateful to have the Frick family as co-shareholders and Dr. Mario Frick, in particular, as chairman of the board. We look forward to continue the excellent relationship that we have established over the last two years with the Frick family and the bank's executives and employees. We expect the transaction to be accretive to fiscal 2021 fundamental earnings."

"Net1 possesses enormous digital know-how and expertise in payments globally," said Mario Frick, Chairman of the Board of Directors of Bank Frick. "Since the founding of Bank Frick 20 years ago, the Frick family has taken great pride in the competencies established in the bank and the highly capable workforce, and I know that Net1 shares our enthusiasm and commitment to our clients, employees and strategy.  With the combination of Bank Frick and Net1, we will be able to strengthen our current business areas, drive forward our fintech strategy, develop new digital business models and roll them out across Europe. Together we bring the reliability of the classic banking system, with the new opportunities offered by digitization and blockchain technology."

About Net1 (www.net1.com)

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance and through DNI is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

About Bank Frick (www.bankfrick.li)

Bank Frick is a family-run Liechtenstein bank with headquarters in Balzers. It was founded in 1998 by Kuno Frick Sr (1938-2017) and is currently controlled by the Kuno Frick Family Foundation.

Bank Frick focuses on providing products and services for financial intermediaries such as fiduciaries, asset managers, payment service providers and fintechs. Bank Frick develops tailor-made funds for intermediaries and acts as a custodian bank. It is the only bank in Liechtenstein with acquiring licenses from Visa and MasterCard. Bank Frick employs around 110 members of staff and also operates a branch in London, UK.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the receipt of regulatory approval to close the transaction, the possibility that the expected synergies from the investment will not be realized, or will not be realized within the expected time period; disruption from the investment making it more difficult to maintain business and operational relationships; and other factors, many of which are beyond the Company's control, included in the Company's reports filed with the Securities and Exchange Commission, particularly in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: bridget.vonholdt@bm-africa.com